CVS CAREMARK SEVERANCE PLAN
FOR NON-STORE EMPLOYEES
(Amended as of April 1, 2013)

CVS CAREMARK CORPORATION SEVERANCE PLAN
FOR NON-STORE EMPLOYEES
(Amended as of April 1, 2013)

WHEREAS, CVS Caremark Corporation (the “Company”) has established the CVS Caremark Severance Plan for Non-Store Employees (the “Plan”) to provide financial assistance to employees in non-store positions who are involuntarily terminated and are eligible within the terms and conditions of the Plan;

WHEREAS, it is intended that the Plan constitute an employee welfare benefit plan within the scope of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that the Plan constitute a separation pay plan within the scope of Department of Labor (“DOL”) Regulation Section 2510.3-2(b), and that all payments made under the Plan be deductible by the Company under Section 162(a) of the Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, the benefits provided under the Plan are intended to constitute separation pay within the meaning of Treasury Regulation Section 1.409A-1(b)(9)(iii);

WHEREAS, this document is the official plan document; and

WHEREAS, the Company wishes to make certain amendments to the Plan, effective as of April 1, 2013 (the “Effective Date”);

NOW, THEREFORE, as of the Effective Date, the Company does hereby amend the Plan to provide as follows:

ARTICLE 1
DEFINITIONS

For purposes of the Plan, the following terms, when used with an initial capital letter, shall have the meaning set forth below unless a different meaning is plainly required by the context.

1.1    “Affiliate” shall mean (a) any corporation which is required to be aggregated with the Company under Code Section 414(b), (c), (m), or (o) and (b) any other entity in which the Company has an ownership interest and which the Company designates as an Affiliate for purposes of the Plan.

1.2    “Cause” shall refer to a termination of an Eligible Employee’s employment because of the Eligible Employee’s (a) poor performance; (b) acts of unethical business activity, including but not limited to fraud, misappropriation, embezzlement, dishonesty, harassment, discrimination in violation of Employer policies, or willful or negligent destruction of property of an Employer or an Affiliate; (c) misconduct that is reasonably likely to cause material damage (monetary or otherwise) to the Employer, an Affiliate, or any personnel thereof; (d) conviction of or a plea of guilty or nolo contendere to any felony, whether or not any right to appeal has been or may be exercised; (e) negligence of duty; (f) insubordination; or (g) a violation of the Employer’s policy, procedure, or practice.

1.3     “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.4    “Eligible Employee” shall mean an individual who is employed by the Employer on a regular basis in a non-store position, has been employed by the Employer in any position for a minimum of twelve (12) months prior to the individual’s separation of employment, and is designated as eligible for severance benefits, as determined in the sole discretion of the Employer, due to a separation from service. For purposes of the Plan, individuals in the following categories will not be considered Eligible Employees:

(a)    individuals who are covered by a collective bargaining agreement, provided welfare benefits were the subject of good faith bargaining, unless the terms of the collective bargaining agreement provide for participation in the Plan;

(b)    individuals who are seasonal employees, leased employees, independent contractors, temporary employees, or consultants;

(c)    individuals who work for the Employer or an Affiliate in a store location of the Company or an Affiliate, or whose compensation is paid through or according to a store payroll, including but not limited to: pharmacists, store managers, assistant store managers, crew, and pharmacy staff (for purposes of the Plan, distribution warehouse employees, field employees (e.g., district managers, regional managers, human resources), and employees employed by CVS ProCare, Inc., working at Company headquarters shall be treated as working in a non-store location and therefore not subject to the exclusion from eligibility provided in this Subsection (c));

(d)     individuals employed by MinuteClinic, L.L.C. or by any practitioner-owned entity managed by MinuteClinic, L.L.C.;

(e)    the President and CEO of CVS Caremark Corporation;

(f)	individuals employed in Puerto Rico; and

(g)	individuals employed outside the United States of America.

The decision of who is an Eligible Employee for purposes of the Plan shall be made by the Employer in its sole discretion, and any individual who is excluded from being considered an Eligible Employee by the Employer shall be excluded from the definition of Eligible Employee regardless of the individual’s reclassification by a government agency, including a reclassification by the Internal Revenue Service for tax withholding purposes.

1.5    “Employer” shall mean CVS Pharmacy, Inc. and Caremark Rx, L.L.C. and any current or future Affiliate thereof.

1.6    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.7    “Exempt Employee” shall mean an Eligible Employee who is paid on a salaried basis for payroll purposes and classified in the sole discretion of the Employer under its normal classification procedures as an exempt employee under the Fair Labor Standards Act.

1.8    “Involuntary Termination” shall mean an Eligible Employee’s termination of employment with the Employer due to the unilateral action of the Employer, including but not limited to a termination as a result of the elimination of an Eligible Employee’s position due to a reorganization or changes in responsibilities, a reduction in force, or a closing of the business unit in which the Eligible Employee works;

provided, however, that such Involuntary Termination constitutes a separation from service under Treasury Regulation Section 1.409A-1(h). Notwithstanding the foregoing, an Eligible Employee will not have an Involuntary Termination if the Eligible Employee: (a) is terminated for Cause, as determined by the Employer its sole discretion; (b) voluntarily terminates employment or resigns prior to an Involuntary Termination; (c) takes a leave of absence; (d) is administratively terminated for failure to return from a leave of absence upon expiration of his or her leave; (e) terminates employment due to his or her death; (f) transfers to an Affiliate; (g) transfers to a new employer in connection with the sale of an Employer facility; or (h) fails to accept an offer for a job with the Employer that is comparable to the job that he or she is performing for the Employer at the time of the offer. For purposes of Subsection (h) of this Section 1.8, whether a job is considered “comparable” shall be determined in the sole discretion of the Employer, taking into account whether the new job is located 50 or fewer miles from the Eligible Employee’s job at the time of the offer, whether the compensation offered is materially less than the Eligible Employee’s compensation at the time of the offer, and whether the new job will result in a substantial change of duties from the Eligible Employee’s job at the time of the offer. The determination of whether an Eligible Employee’s termination of employment is an Involuntary Termination shall be made in the sole discretion of the Employer.

1.9    “Non-exempt Employee” shall mean an Eligible Employee who is paid on an hourly basis for time worked and classified in the sole discretion of the Employer under its normal classification procedures as a non-exempt employee under the Fair Labor Standards Act.

1.10    “Plan Administrator” shall mean the Vice President of Human Resources of CVS Pharmacy, Inc., or such other person designated to act as the Plan Administrator.

1.11    “Rehire Date” shall mean the date an Eligible Employee accepts reemployment with any Employer.

1.12    “RxAmerica Legacy Employee” shall mean an Eligible Employee who (a) was employed by RxAmerica, L.L.C. on the date of the acquisition of Longs Drugs Stores Corporation by CVS Caremark Corporation, and (b) since the acquisition has been continuously employed by RxAmerica, L.L.C. through the date of his or her Involuntary Termination under the Plan.

1.13    “Severance Pay” shall mean the pay an Eligible Employee is eligible to receive under Subsection (b) of Section 2.1 of the Plan upon his or her Involuntary Termination.

1.14    “Severance Period” shall mean the period of time during which an Eligible Employee is eligible to receive Severance Pay; provided, for RxAmerica Legacy Employees, the Severance Period shall be the period of time on which the calculation of Severance Pay is based under Paragraphs (1) through (6) of Subsection (b) of Section 2.1 of the Plan.

1.15    “Weekly Rate” shall mean, (a) with respect to an Eligible Employee paid on a salaried basis, an Eligible Employee’s annual base salary (as determined by the Employer), as of the date of the Eligible Employee’s Involuntary Termination, expressed on a weekly basis (as determined in the sole discretion of the Employer), and (b) with respect to an Eligible Employee paid on an hourly basis, the hourly wage rate of the Eligible Employee as of the date of the Eligible Employee’s Involuntary Termination multiplied by the Eligible Employee’s regularly scheduled number of hours of service per week (as determined by the Employer), not in excess of 40 hours. Weekly Rate shall exclude any overtime, incentive, and bonus payments, unless otherwise required by law.

1.16    “Year of Service” shall mean each full year of service performed by the Eligible Employee for an Employer as reflected in the records of the Employer and as determined based on the Employer’s policies and procedures for determining periods of service, and the applicable law.

ARTICLE 2
SEVERANCE PAY AND ELIGIBLE EMPLOYEE BENEFITS

2.1    (a)    Eligibility. Upon his or her Involuntary Termination, an Eligible Employee may, in the discretion of the Plan Administrator, be eligible for Severance Pay and benefits provided under Subsections (b), (c), and (d) of this Section 2.1, provided the conditions of Section 2.2 are satisfied. The determination of whether Severance Pay is payable under the Plan, and the amount of such pay, shall be made in the sole discretion of the Plan Administrator.

(b)    Severance Pay. The Severance Pay payable to an Eligible Employee in the event of Involuntary Termination shall be determined by the Plan Administrator in its sole discretion, using the following guidelines for the applicable Eligible Employee classification:

(i)    For Eligible Employees who are Non-exempt Employees:

(A)     the Eligible Employee’s Weekly Rate multiplied by two (2), plus

(B)     an amount equal to the Eligible Employee’s Weekly Rate multiplied by the number of Years of Service completed by the Eligible Employee multiplied by two (2),

provided Severance Pay for Non-exempt employees should not exceed the Eligible Employee’s Weekly Rate multiplied by thirteen (13);

(ii)    For Eligible Exempt Employees in grades 24-28, H-K, and 107-109:

(A)     the Eligible Employee’s Weekly Rate multiplied by four (4), plus,

(B)     an amount equal to the Eligible Employee’s Weekly Rate multiplied by the number of Years of Service completed by the Eligible Employee multiplied by two (2),

provided Severance Pay for Exempt Employees should not exceed the Eligible Employee’s Weekly Rate multiplied by twenty (20);

(iii)For Eligible Exempt Employees in grades 29-33, L, M, 110, and 111, the greater of (A) the Eligible Employee’s Weekly Rate multiplied by thirteen (13) or, (B) the amount determined under the formula set forth in Paragraph (ii) of this Subsection (b), provided Severance Pay should not exceed the Eligible Employee’s Weekly Rate multiplied by twenty (20);

(iv)	For Eligible Exempt Employees in grades 34-36, N, and 112, the Eligible Employee’s Weekly Rate multiplied by twenty-six (26);

(v)	For Eligible Exempt Employees in grades 36A-Z, the Eligible Employee’s Weekly Rate multiplied by fifty-two (52); and

(vi)	For Eligible Exempt Employees in grades 38A-Z and 39 A-Z, the Eligible Employee’s Weekly Rate multiplied by fifty-two (52).

Notwithstanding the above guidelines, in the event of an Involuntary Termination of an Eligible Employee who is an RxAmerica Legacy Employee, Severance Pay shall be determined by the Plan Administrator in its sole discretion, using the following guidelines for the applicable Rx America Legacy Employee classification:

(1)    For Rx America Legacy Employees who are Non-exempt Employees, the greater of (A) the RxAmerica Legacy Employee’s Weekly Rate multiplied by the number of Years of Service, or (B) the RxAmerica Legacy Employee’s Weekly Rate multiplied by eight (8);

(2)    For RxAmerica Legacy Employees who are Exempt Employees, the greater of (A) the RxAmerica Legacy Employee’s Weekly Rate multiplied by the number of Years of Service, or (B) the RxAmerica Legacy Employee’s Weekly Rate multiplied by twelve (12);

(3)    For RxAmerica Legacy Employees who are classified by the Employer (in its sole discretion) as a Manager or in an equivalent position, the greater of (A) the RxAmerica Legacy Employee’s Weekly Rate multiplied by the number of Years of Service, or (B) the RxAmerica Legacy Employee’s Weekly Rate multiplied by twenty-six (26);

(4)     For RxAmerica Legacy Employees who are classified by the Employer (in its sole discretion) as a Director or in an equivalent position, the greater of (A) the Eligible Legacy Employee’s Weekly Rate multiplied by the number of Years of Service, or (B) the RxAmerica Legacy Employee’s Weekly Rate multiplied by thirty-nine (39);

(5)    For RxAmerica Legacy Employees who are classified by the Employer (in its sole discretion) as a Vice President or Group Vice President or in an equivalent position, the greater of (A) the RxAmerica Legacy Employee’s Weekly Rate multiplied by the number of Years of Service, or (B) the RxAmerica Legacy Employee’s Weekly Rate multiplied by fifty-two (52); and

(6)    For RxAmerica Legacy Employees who are classified by the Employer (in its sole discretion) in a position that is higher than Vice President or Group Vice President, such other amount determined in the sole discretion of the Plan Administrator.

Notwithstanding the above guidelines, the Plan Administrator may increase or decrease the amount of Severance Pay with respect to any Eligible Employee for reasons it deems appropriate in its sole discretion (including, but not limited to, an increase to provide consideration for Eligible Employees who have outstanding employment agreements with an Employer or a decrease to take into account any debts owed to an Employer).

(c)    COBRA Assistance. In the event an Eligible Employee who has an Involuntary Termination (i) is eligible to elect continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended (“COBRA”) in accordance with the terms of the medical and prescription drug plan and/or dental plan of the Employer and (ii) properly and timely elects such continuation coverage, the Employer may pay for a portion of the cost of COBRA coverage equivalent to the contribution which the Employer makes on behalf of similarly situated active employees under such plan for the appropriate tier of coverage selected and in place immediately prior to the date of the Eligible Employee’s Involuntary Termination (e.g., employee-only, family coverage), for a period determined in the sole discretion of the Plan Administrator, which generally shall be the Severance Period. Any COBRA assistance provided under this Subsection (c) shall be paid by the Employer directly to the insurance carrier, if applicable. The portion of the COBRA premium not covered by the COBRA assistance specified in this Subsection (c) must be paid by the Eligible Employee directly to the insurance carrier or service provider that administers COBRA, as applicable, based on the standard rules under the respective plan for payment of COBRA premiums. This Subsection (c) does not provide COBRA assistance in the event the Eligible Employee fails to properly and timely elect COBRA continuation coverage, regardless of whether his or her covered dependents elect COBRA continuation coverage. Notwithstanding the foregoing, for an Eligible Employee who is an RxAmerica Legacy Employee eligible to elect COBRA continuation coverage in accordance with the terms of the medical and prescription drug plan and/or dental plan, the Employer may, in the sole discretion of the Plan Administrator, pay for COBRA assistance, generally in the form of a single lump sum payment equal to the weekly COBRA premium (102 percent of the applicable premium, as defined in Code Section 4980B(f)(4)) for the Severance Period, based on the tier of coverage in which the RxAmerica Legacy Employee is enrolled as of the date of his or her Involuntary Termination.

(d)    Outplacement Services. Upon an Involuntary Termination, the outplacement services provided to an Eligible Employee shall be provided in the sole discretion of the Plan Administrator based on the guidelines contained in this Subsection (d).

(i)     If an Eligible Employee so desires, he or she may be eligible for outplacement services for assistance in obtaining new employment, provided through a vendor selected by the Employer, with the Employer directly providing payment to such vendor. The provision of outplacement services is contingent upon the Eligible Employee’s cooperation with the outplacement service vendor, upon the active efforts of the Eligible Employee to locate a new position, and upon the Eligible Employee initiating outplacement services during the Severance Period.

(ii)     Subject to the requirements of Paragraph (i) of this Subsection (d), outplacement services shall be offered for a period of time determined in the sole discretion of the Plan Administrator, based on guidelines that include:

(A)    a virtual or group training session for Eligible Non-exempt Employees and Exempt Employees in grades 24-28, H-K, and 107-109;

(B)    three (3) months of outplacement services for Eligible Exempt Employees in grades 29-36, L-N, and 110-112; and

(C)    six (6) months of outplacement services for Eligible Exempt Employees in grades 36A-Z, 38A-Z, and 39 A-Z;

provided, in no event shall such services extend beyond twelve (12) months following the Involuntary Termination of the Eligible Employee.

(e)    Form and Timing of Payment. In the event an Eligible Employee is awarded Severance Pay under the terms of Subsection (a) of this Section 2.1, such Severance Pay shall be paid following an Eligible Employee’s Involuntary Termination (except as provided in Section 2.3, below), as follows: No Severance Pay shall commence (with respect to salary continuation payments) or be paid (with respect to a lump sum) (i) prior to the expiration of the later of a period that is identified in a separate agreement with the Eligible Employee during which he or she may consider the execution of the Release of Claims form (the “Consideration Period”) or a period ending at least seven (7) days following the execution of the Release of Claims form (the “Revocation Period”), or (ii) later than sixty (60) days following the date of Eligible Employee’s Involuntary Termination. Severance Pay that is paid in the form of salary continuation shall commence as soon as feasible following expiration of the later of the Consideration Period or the Revocation Period, which generally shall be the first regularly scheduled payroll date following the expiration of the Consideration Period or the Revocation Period, as the case may be, and shall thereafter be paid in substantially equal installments in accordance with the Employer’s regular payroll practice, except as provided in Section 2.3 of the Plan; provided, with respect to RxAmerica Legacy Employees, Severance Pay shall be paid in a single lump sum. Further, in the Plan Administrator’s sole discretion, Severance Pay may be paid to any Eligible Employees in a single lump sum, in which event Severance Pay shall be paid within the period that satisfies the 409A requirements for short-term deferrals under Section 409A of the Code.

(f)    Withholding. Any payment of Severance Pay to an Eligible Employee shall be subject to normal withholding for state and federal income taxes and Social Security taxes.

(g)    Death. Upon the death of the Eligible Employee who had an Involuntary Termination and who has not received all Severance Pay payable under the Plan, the Severance Pay otherwise payable under Section 2.1(b) of the Plan shall be paid in the form of a lump sum to the Eligible Employee’s estate or beneficiary as soon as practicable, but in no event later than 60 days following death. Any other severance benefits provided under this Section 2.1 (COBRA assistance and outplacement services) shall cease upon the Eligible Employee’s death.

2.2    Conditions on Payment of Severance Pay and Benefits. Payment of the Severance Pay and benefits provided in Section 2.1 of the Plan shall be subject to and conditioned upon the following:

(a)    to the extent an Eligible Employee receives notice of a date selected by the Employer (in its sole discretion) on which the Eligible Employee’s Involuntary Termination shall occur (a “Designated Termination Date”), the Eligible Employee must continue to work in a satisfactory manner until his or her Designated Termination Date;

(b)    the Eligible Employee must cooperate in transitioning all of the Eligible Employee’s work in consultation with the Eligible Employee’s supervisor or other designated employee;

(c)     the Eligible Employee must execute and deliver a Release of Claims form (in the form specified by the Employer from time to time which may include restrictive covenants and, if applicable, a waiver as described in Subsection (d) of this Section 2.2) within the time period specified under the terms of the applicable severance offer. Further, in no event will Severance Pay be paid with respect to an Eligible Employee in the event the Release of Claim form is revoked during the Revocation Period (described in Section 2.1(e) of the Plan); and

(d)    the Eligible Employee must waive the right to receive any other severance payment relating to salary continuation or salary replacement the Eligible Employee may otherwise be eligible to receive upon termination of employment under any employment agreement, severance plan, practice, policy or program of the Employer or an Affiliate.

2.3    Maximum Severance Pay. Notwithstanding any other provisions to the contrary, benefits paid hereunder shall not (a) exceed two times the lesser of (i) the Eligible Employee’s Compensation (as defined in this Section 2.3) during the calendar year immediately preceding the Eligible Employee’s Involuntary Termination or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which the Eligible Employee’s Involuntary Termination occurs and (b) shall be paid in full within twenty-four (24) months after the date the Eligible Employee’s Involuntary Termination occurs. In the event that any Severance Pay payable to an Eligible Employee would exceed the twenty-four (24) month period provided in the foregoing sentence if the Severance Pay continued to be paid in accordance with the Employer’s regular payroll practice, any Severance Pay that would otherwise exceed the twenty-four (24) month time period will be paid to the Eligible Employee in a lump sum on the last regular payroll date within the twenty-four (24) month period. For purposes of this Section 2.3, “Compensation” shall mean the Eligible Employee’s total annualized compensation, based upon the annual rate of pay for services provided to the Employer for the calendar year preceding the calendar year in which the Eligible Employee’s Involuntary Termination occurs, adjusted for any increase in such preceding calendar year that was expected to continue indefinitely if the Eligible Employee had not had an Involuntary Termination.

2.4    Cessation of Severance Pay Upon Reemployment. If an Eligible Employee who had an Involuntary Termination and who is receiving Severance Pay thereafter accepts reemployment with any Employer during the Severance Period, such Employee’s Severance Pay shall cease on the Rehire Date and any remaining Severance Pay shall be forfeited.

2.5    Impact of Debt on Severance Pay. In the event an Eligible Employee is indebted to the Company or Employer (determined in the sole discretion of the Company or Employer, as applicable), the Plan Administrator reserves the right to reduce, offset, withhold, and/or forfeit the Severance Pay otherwise payable under the Plan.

2.6    Employee Benefits. As of the date of an Eligible Employee’s Involuntary Termination, the Eligible Employee’s active participation in any benefit plan, program, or policy sponsored or subsidized by the Employer shall cease, unless otherwise continued pursuant to the terms of such plan, program or policy.

2.7     Awards. Any award or grant made to the Eligible Employee under any stock option, stock purchase, or stock appreciation rights plan of the Company or Employer shall be administered and interpreted in accordance with the terms of the applicable plan documents.

2.8    Paid Time Off. Any pay for accrued paid time off shall be determined under the terms of the Employer’s applicable policies.

2.9    Benefits Not Vested. No one under any circumstance is automatically entitled to Severance Pay and benefits described in Section 2.1 of the Plan. Notwithstanding anything in the Plan to the contrary, the Plan Administrator reserves the right, at its sole discretion, to increase, decrease, or eliminate Severance Pay and benefits under the Plan.

2.10    Bonuses. Whether any bonuses are payable to an Eligible Employee shall be determined based on the terms of any applicable bonus program, plan, or policy.

ARTICLE 3
ADMINISTRATION OF THE PLAN

3.1    Control and Administration. The Plan Administrator shall administer the Plan. The Plan Administrator shall have the sole and final discretionary authority to construe the terms of the Plan and all facts surrounding claims for benefits under the Plan and shall determine all questions arising in the administration, interpretation and application of the Plan, including, but not limited to, those concerning eligibility for benefits. Accordingly, benefits under the Plan shall be paid only if the Plan Administrator decides in its discretion that an applicant is entitled to benefits. All determinations of the Plan Administrator shall be conclusive and binding on all parties. The Plan Administrator shall be the named fiduciary of the Plan for purposes of ERISA.

3.2    Claim Procedures.

(a)    Procedure for Granting or Denying Claims. An Eligible Employee, or his or her duly authorized representative, may file a claim for payment of benefits under the Plan. Such a claim must be made in writing and be delivered to the Plan Administrator, in person or by mail, postage paid. Within 90 days after receipt of such claim, the Plan Administrator shall notify the claimant of the granting or denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. In no event may the extension exceed 90 days from the end of the initial 90-day period. If such extension is necessary, the claimant will be given a written notice to this effect prior to the expiration of the initial 90-day period. The Plan Administrator shall have full discretion to deny or grant a claim in whole or in part.

(b)    Requirement for Notice of Claim Denial. The Plan Administrator shall provide to every claimant who is denied a claim for benefits a written or electronic notice setting forth in a manner calculated to be understood by the claimant:

(i)    The specific reason or reasons for the denial;

(ii)    Specific reference to pertinent Plan provisions on which the denial is based;

(iii)    A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary; and

(iv)    An explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.

(c)    Right to Appeal and Request Hearing on Claim Denial. Within 60 days after receipt by the claimant of written or electronic notification of the denial (in whole or in part) of his or her claim, the claimant or his or her duly authorized representative (including, but not limited to, his or her counsel) may make a written application to the Plan Administrator, in person or by certified mail, postage prepaid, to be afforded a full and fair review of such denial. The claimant or his or her duly authorized representative may submit written comments, documents, records, and other information relating to the claim for benefits. Moreover, the claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. The request for a review may include a request for a hearing; provided only the claimant and the Plan Administrator may be present at any hearing granted by the Plan Administrator.

(d)    Disposition of Disputed Claims. Upon receipt of a request for review, the Plan Administrator shall make a decision on the claim. The review shall take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The decision on review shall be made not later than 60 days after the Plan Administrator's receipt of a request for a review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered not later than 120 days after receipt of the request for review. If an extension is necessary, the claimant shall be given written notice of the extension prior to the expiration of the initial 60-day period.

The Plan Administrator shall provide the claimant with written or electronic notification of the Plan’s determination on review. In the case of an adverse determination, the notification shall set forth, in a manner calculated to be understood by the claimant, the specific reason or reasons for the decision as well as specific references to the Plan provisions on which the decision was based. The decision shall also include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits. Moreover, the decision shall contain a statement of the claimant’s right to bring an action under Section 502(a) of ERISA.

3.3    Bar to Legal Action. No legal action may be commenced or maintained against the Plan prior to the claimant’s exhaustion of the claims procedures set forth in Section 3.2 of the Plan. In addition, no legal action may be commenced against the Plan more than ninety (90) days after the Plan Administrator’s decision on review pursuant to Section 3.2(d) of the Plan.

3.4    Named Fiduciary. The Plan Administrator of the Plan shall be the Named Fiduciary of the Plan for purposes of ERISA Section 402(a)(1).

ARTICLE 4
MISCELLANEOUS

4.1    Amendment or Termination. The Plan may be amended, terminated, withdrawn or suspended at any time in writing by the Management Planning and Development Committee of the Company or any individual designated by such Committee to take such actions.

4.2    Choice of Law. The validity, interpretation, construction and performance of the obligations created under the Plan shall be governed by ERISA, and to the extent not preempted by federal law, the laws of the State of Rhode Island without regard to its conflicts of law principles.

4.3    Validity. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect.

4.4    Plan Exclusive Source of Rights. The Plan contains all of the terms and conditions with respect to the benefits provided hereunder, and no Eligible Employee or former Eligible Employee may rely on any other communication or representation, whether oral or written, of the Employer or any of its subsidiaries, or any officer or Eligible Employee thereof, as creating any right or obligation not expressly provided by the Plan.

4.5    Nonassignability. No benefit which shall be payable under the Plan to any Eligible Employee shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge (except as required by law), and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge a benefit shall be null and void. No benefit shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements, or torts of any Eligible Employee. No benefit shall be subject to legal attachment or legal process for, or against, the Eligible Employee and the same shall not be recognized under the Plan. Notwithstanding the preceding sentence, the Employer retains the discretion, in accordance with federal and/or state laws, to reduce the amount of benefits payable under the Plan to any Eligible Employee to recover any amounts that the Eligible Employee owes to the Employer.

4.6    No Employment Rights. The Plan shall not give any Eligible Employee any right or claim except to the extent that the right is specifically provided under the terms of the Plan. The establishment of the Plan shall not be construed (a) to give any Eligible Employee a right to continue in the employ of the Employer or (b) to interfere with the right of the Employer to terminate the employment of any Eligible Employee at any time.

4.7    Headings. Article and section headings are for convenience only and the language of the Plan itself will be controlling.

4.8    Gender and Numbers. Masculine pronouns include the feminine as well as the neuter genders, and the singular shall include the plural, unless indicated otherwise by the context.

4.9    Code Section 409A. The benefits provided under the terms of the Plan are intended to fall within the short-term deferral exception, the separation pay exception or another exception to the application of Section 409A of the Code and the applicable guidance issued thereunder. In furtherance of this intent, the Plan shall be interpreted, operated and administered in a manner consistent with this intention. To the extent the benefits provided under the Plan become subject to Code Section 409A and applicable guidance issued thereunder, the Plan shall be construed, and benefits paid hereunder, as necessary to comply with Section 409A of the Code and such guidance. Further, to the extent that an Eligible Employee becomes entitled to receive Severance Pay under the terms of the Plan, and, at the time of the Eligible Employee’s Involuntary Termination, he or she is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i), any portion of Severance Pay payable to such Eligible Employee that is subject to Code Section 409A and applicable guidance thereunder shall be delayed until the date that is the earlier of (i) the Eligible Employee’s death or (ii) six months following the date of the Eligible Employee’s Involuntary Termination, at which time the payments that were delayed for such six month period shall be paid in a lump sum on the date of the next occurring regular payroll date of the Employer, and any remaining payments shall be paid according to the original schedule provided herein. In addition, each payment of a salary continuation stream of installment payments hereunder shall be a separate payment for purposes of Section 409A of the Code.

4.10    Funding. The Plan is not funded, and Severance Pay and benefits under the Plan are paid from the general assets of the Employer.

4.11    Plan Year. The Plan’s records shall be maintained on the basis of the calendar year.

IN WITNESS WHEREOF, the Management Planning and Development Committee of the Company has amended the Plan as of the Effective Date pursuant to the execution hereof on its behalf by a duly authorized officer on __________________.

CVS CAREMARK CORPORATION

By:

Title: Senior Vice President and Chief Human Resources Officer, CVS Pharmacy, Inc.